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                                                                    EXHIBIT 23.1
                                                                    ------------


                         Independent Auditors' Consent


The Board of Directors
Galileo International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 related to the Galileo International, Inc. 1997 Stock Incentive Plan and Galileo International, Inc. 1997 Non-Employee Director Stock Plan of our report dated February 2, 1998 relating to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Galileo International, Inc., our report dated February 21, 1997 relating to the consolidated balance sheets of Galileo International Partnership and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996, and our report dated May 20, 1997 relating to the balance sheet of Galileo International, Inc. as of May 13, 1997, which reports appear in the prospectus filed with the Securities and Exchange Commission on July 28, 1997.



                                                           KPMG Peat Marwick LLP


Chicago, Illinois
May 27, 1998